Exhibit 99.3
This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

DOBSON COMMUNICATION
Moderator: Warren Henry
August 9, 2006
9:00 a.m. CT

Operator:	Good day everyone and welcome to the Dobson Communication’s Second Quarter 2006 Earnings Results Conference Call. Today’s call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead, sir.

Warren Henry:	Good morning. Today’s call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include but are not limited to statements regarding the company’s plans and expectations.

Such statements are inherently subject to a variety of risks and uncertainties and actual results could differ materially from those projected. We discuss the risk factors that could impact the company’s overall business and performance in our reports filed with the Securities and Exchange Commission, including the second quarter 10-Q, which we plan to file later today.

Given these concerns, investors should not place undue reliance on forward-looking statements.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

With that, I will turn the call over to Steven Dussek, CEO and President, Dobson Communications.

Steve Dussek:	Thank you, Warren and good morning to everyone on the call. We appreciate all of you joining us today. On the call with me this morning is our CFO Bruce Knooihuizen.

For the second quarter in a row, the Dobson team executed on our plans and produced solid operating results. APRU, EBITDA and EBITDA margin increased sequentially from the first quarter 2006. Our operating costs were in line with our expectations and we grew our subscriber base once again. Both our total subscribers and our post-date subscribers improved in the second quarter. We are very pleased with our second quarter results and the extent to which they position us to achieve our goals for 2006 and beyond.

I would like to spend a few minutes outlining the key areas of the business and how we performed in those key areas. One of the key areas of our turn around has been our ability to improve churn. In the second quarter, we reduced post-paid churn by 24 basis points to 1.84 percent. This improvement was once again the result of specific actions taken over the past 12 months.

Our networks continue to improve and are handling more calls than ever before. Our call centers have increased their productivity and their overall service levels. Our customer loyalty teams are speaking with customers more frequently and are resigning our customers to new contracts as their contract renewals approach.

These actions have been in place for the past 12 months and are the cornerstones of our improvements in turn. As a result of the improved churn performance we were able to add 17,300 customers in the second quarter, building on our first quarter’s success. Even more

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

important we grew the post-paid subscriber segment of our customer base by 13,800 in the second quarter.

We also had 7,700 net prepaid additions which helped offset a reduction in our reseller base. The reseller customer base was reduced by 4,200 subscribers in the second quarter. I have mentioned on previous calls that our primary reseller, TracPhone currently sells only on our TDMA Network.

We are working with TracPhone to amend our agreement to allow them to sell our GSM platform. We hope to have this amended agreement in place this quarter or early in the fourth quarter. In terms of our 2006 plans for gross and net adds, the performance of our post-paid and the pre-paid segments have been very much in line with our expectations and goals.

While the reseller channel has not delivers as we had anticipated, we expect that to improve upon the successful signing of the new amendment with TracPhone. Given the miss in reseller gross (ads), we now expect total gross adds to grow in a range of four percent to seven percent in 2006 as a whole rather than our original range of ten percent to 12 percent.

We noted this in our press release, pointing out that the change is entirely related to the underachievement in our reseller channel. Our post-paid and pre-paid gross adds have met our expectations and are projected to stay strong throughout the year. As we disclosed in our preliminary results released on July 10, we expect to achieve the high end of our guidance range of 40,000 net subscriber additions for the full year.

As you know, our ability to continue delivering strong churn results is a key to achieving our subscriber growth targets. We have made significant improvements in the churn area of our business and feel confident that the reasons for the large fluctuations in our churn in the past are now behind us.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

As you all know, churn is seasonal in nature and we now believe that any up tick in churn will in all likelihood be due to seasonal issues. We are confident that we have the key initiat9ives in place to drive a higher level of customer satisfaction and retention. And the entire workforce at Dobson is focused on this key performance measure. We continued our success in transitioning our customer base from PDMA to GSM in the second quarter.

At the end of the quarter, 82 percent of our total customers and 87 percent of our post-paid customer were on GSM calling plans. We have made steady progress since the end of 2005 when our total base was 67 percent GSM. If you recall, we ended the first quarter of 2006 with 75 percent of the total base on GSM and now at the end of the second quarter we are at 82 percent.

We are well on our way to reaching our 90 percent goal by year-end. Throughout this transition, network performance has been a key factor. In the second quarter, we built 75 new cell sites and enhanced the network through multiple initiatives. Since January 2005, we have seen a 34 percent reduction in our dropped calls and a 59 percent reduction in blocked calls.

In June, our dropped call rate was 1.43 percent and blocked calls were less than half of one percent. The industry standard for both of these measures is two percent. So we feel that our networks are performing very well and are helping us drive improved customer satisfaction. I mentioned earlier that our customer care operations have been steadily improving over the past year and today are delivering excellent customer service.

Throughout our company, we are all focused on meeting the needs of our customer whether they call into our call centers or walk into one of our retail locations. We are very pleased with the overall results and the numerous comments we receive from customers about the improvements in our customer service.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Our second quarter ARPU was $47.89 compared with $46.76 in the first quarter 2006 and $45.28 in the second quarter 2005. In terms of the breakout of ARPU, voice increased sequentially to $38.65 in the second quarter from $38.24 in the first quarter of the year. Data ARPU continued to improve, increasing to $3.79 in the second quarter from $3.34 in the first quarter 2006 and $2.90 in the fourth quarter 2005.

I would like to provide a little more color on data revenue as it is becoming increasingly more important to our overall ARPU performance. About 15 percent of our subscriber base currently subscribes to one of our data services. This group does not include a significant number of customers who pay us for data services on a per used basis.

Approximately 22 percent of gross additions in the second quarter shows a signal link data package. We offer one month free on packages to encourage customers to trial and subscribe to our data services. Our most popular data package has been our $14.99 signal link plus plan. That includes 750 SMS messages, 75 MMS messages, and one content download of a ring tone, game or graphic per month. There are a variety of factors that contributed to the increase in data traffic and usage including the continued strengthening of Network coverage, capacity, and quality, enhancements to our data platform, and the introduction of new handsets. In summary these data revenue and usage trends validate our confidence that data will continue to grow and contribute to our overall revenue growth.

ETC contributed $2.89 of ARPU in the second quarter reflecting a full quarter of our most (increasingly) improved ETC contributions from Minnesota and Alaska. First quarter ETC represented $2.58 of ARPU. In summary given our first half ARPU levels, we think it is now likely we’ll have ARPU in a range of $48 to $48.50 for the year rather than our previous range of $48.50 to $49.50. While ARPU grew in the first half of 2006 the growth was not as strong as anticipated.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

We expect continued ARPU growth in the second half of 2006 primarily to higher usage and increased data revenue.

Roaming traffic was strong in the second quarter rising to 676 million minutes of use compared to 566 million in the first quarter of 2006. In the second quarter of 2005 our minutes of use were 517 million. So our minutes grew by 31 percent in the second quarter of 2006 compared to last years second quarter.

Roaming yield increased to 10-1/2 cents in the quarter compared with 9.7 cents in the first quarter of 2005 and 11.8 cents in the second quarter last year. The second quarter yield was a positive development based primarily on an improved regional mix of minutes of use and increased data roaming traffic. In the second half of 2006 we expect roaming yield to average between 9-1/2 and 10 cents.

Second quarter EBITDA of $107.3 million was inline with our expectations and we remain on track to achieve our full year guidance range of $435 to $445 million. Second quarter 2006 EBITDA was slightly below the results for the second quarter of 2005 when we reported $109.3 million. Several unique issues account for the difference.

First last year we recognized the prior period payment of $5.8 million in the second quarter related to a settlement and our old agreements with the former AT&T Wireless as noted in the press release yesterday. Secondly last year we accrued a $2.8 million charge related to the closing of the Frederick, Maryland call center. Third we increased sell side lease costs due to the sale of the towers that occurred late in the second quarter of 2005. Finally in the second quarter of this year we recognized a non cash charge of $1.9 million as option expense related to the adoption of SFAS 123R which of course we did not have in the second quarter of 2005. Adjusting for these items our second quarter EBITDA grew about $5.5 million pro forma over the normalized second quarter of 2005.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

In summary we are very pleased with our operating results in the second quarter. We are executing on our plans and feel that we have turned the quarter on our operations. Over the past 12 months we have improved the Network significantly.

We have improved the customer care environment and are delivering a much higher quality of service to our customers. We have improved the management team with the additions of Tom Roberts and Frank Franziz. We have added depth in the marketing and sales organizations beyond Tom and Frank. We’ve introduced new and differentiated rate plans, improved our churn performance and for two quarters in a row grown our subscriber base. While we have more work to do and additional improvements to make the team is executing on our strategies and our results show it.

Before I turn the call over to Bruce, I’d like to know just a few items. Late in the second quarter we completed the acquisitions of certain Wireless assets in Texas 15RSA. A small number of subscribers that we acquired in that transaction approximately 500 are not counted in our net add totals for the second quarter but are included in the total subscriber count as of June 30.

In addition we completed the acquisition of the Alaska properties in Gnome and Kodiak last week. I’m sure all of you are aware that the AWS auction has commenced. And that American Cellular is participating.

Consequently under the SEC’s auction rules, we cannot and will not comment today in any way regarding auction related issues. Our level of interest or our perception of other company’s interest in various auction properties are appetite for additional spectrum any possible changes to roaming agreements or about potential acquisitions. All of these subjects could be directly or tangentially related to the auction issues. So we will decline to answer any related questions.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

With that said, I’d like to close my comments by once again noting how pleased we are with the company’s second quarter results. For the first time in quite some time, our ongoing success depends not on wholesale changes to the operations but on our ability to execute on our plans of the highest level. We are focused on delivering on our expectations and building shareholder value as we progress to the balance of 2006 and beyond. Thank you again for your support and your continued interest in Dobson Communications.

With that, I will turn the call over to Bruce.

Bruce Knooihuizen:	Thank you Steve. Without repeating too much of what Steve said or what was included in our press release there are some items that are worth additional mention. First total revenue grew almost five percent over the second quarter last year. Adjusting the 2005 revenue for the AT&T settlement our growth rate was closer to seven percent year over year. This growth is primarily a function of the increase in ARPU and the greater roaming minutes of use.

Our average subscriber base was still approximately 36,000 lower this quarter as compared to last year. But as we continue to grow our subscriber base, this will begin to contribute to our revenue growth in future periods. Operating expenses, excluding depreciation and amortization, increased by 8.7 percent over Q2 2005.

During that same time traffic on our system increased by almost 17 percent. We reduced our post paid churn rate from 2.25 percent to 1.84 percent. We are now growing our subscriber base.

And another key measure for us is that 87 percent of our post-paid subscribers currently are on GSM services. The result of this as Steve mentioned is an increase in EBITA on the normalized basis of approximately $5.5 million over the second quarter of last year. As compared to the first quarter 2006 we saw total revenue increased by 8.5 percent.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Service revenue increased primarily due to ARPU that was approximately $1.10 higher than the first quarter although subscribers also grew slightly. Roaming was up due to seasonally higher minutes of use as well as slightly higher yields. Operating expenses excluding depreciation and amortization, increased by five percent from $195.1 million to $402.8 million.

Within operating expense sot of service increased by $5.4 million primarily in usage sensitive or variable cost elements such as (in — collect) charges and toll. Marketing and selling including phone subsidies were also higher in the second quarter as compared to the first by approximately $3.5 million.

The higher cost attributable to approximately 6,700 more pre and post paid gross adds and higher equipment costs tied to certain limited equipment promotions. The equipment subsidy was $99 for the second quarter 2006, in line with the second quarter last year but higher than the first quarter this year. General and administrative costs actually declined slightly quarter-over-quarter, falling to $46.7 million from $47.3 million.

The most significant factor was our continued success in reducing bad debt. Company wide our bad debt dropped to below two percent of service revenue in the second quarter compared with the high water mark of 4.75 percent of service revenue in the fourth quarter last year and almost three percent in the first quarter of this year.

The second quarter EBITDA was $107.3 million or 16 percent higher than the $92.5 million EBITDA in the first quarter. Capital expenditures this quarter were $50.1 million. (DCS) expenditures were $31.6 million and ACC expenditures were $18.4 million. We added 73 cell sites during the quarter bringing our total cell sites at June 30 to 2,679.

On the balance sheet, we ended the second quarter with $118.4 million of unrestricted cash and investments, $2.5 million in long-term debt and $135.7 million in preferred securities. In addition

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

to that, we completed the transaction that effectively swapped out our DCS secured floating rate notes that had an interest rate of LIBOR plus 475 into the DCE eight and three eighths ((inaudible)) fixed-rate notes.

The results of this transaction should reduce our fixed charges by approximately $4 million per year. There is still approximately $16 million outstanding that we anticipate calling in November. In the quarter, we also used approximately $35 million of cash for acquisitions and spectrum, the largest of which includes Texas 15 and our previously announced purchase of 1900-megahertz spectrum from T-Mobile over certain existing markets.

As you made have read last night, we closed on a secured credit facility of American Cellular, which provides the ability to borrow up to a total of $250 million. The proceeds from this facility may be used in the Highland acquisition, for general corporate purposes and permitted acquisitions. In summary the second quarter showed continued improvement in our key operating metrics.

The strategies and operational changes we have made over the last 18 months are starting to show in our improved operating performance. WE brought Churning down to a more reasonable level in a very short time. We are having success in attracting and adding post-paid and pre-paid customers and we continue to manage our cost structure.

Our network is once again the strength of our company. As a team of close to 2.700 employees we are committed to continuing and improving on these successes.

With that, I would now like to open the call to questions. Thank you.

Operator:	Thank you sir. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on our

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

touch-tone telephone. If you are using a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment. Again star one for questions. We will pause just a moment to allow everyone a chance to signal. Again star one for questions.

We will go first to Rick Prentiss of Raymond James.

Rick Prentiss:	Yes good morning guys.

Bruce Knooihuizen:	Good morning Rick.

Rick Prentiss:	Hey a couple of questions for you. First on the roaming side, I know you said you had to be careful what you could talk about. But can you share with us kind of the mix as far as Singular versus T-Mobile? Are you seeing continued increases on the T-Mobile usage? The 1900 spectrum that you bought from them, when do you think you would put that into service on your cell sites? And then I have a follow up for you.

Bruce Knooihuizen:	Let me get the first part of our question. In terms of the mix, Singular is still the dominate party roaming in our network. They account for just a little over 80 percent of our MOUs now. Sprint is continuing to grow or T-Mobile I am sorry. T-Mobile is continuing to grow. They are up to close to 12 percent of the traffic and various other customers add to the remainder.

Steve Dussek:	And on the 1900 stuff, Rick this is Steve, we have begun to, you know, start at the years that in certain of our markets. So we have begun that process today.

Rick Prentiss:	OK and is that baked into the CapEx guidance of I think it is $170 million as far as being able to get extra equipment in there at 1900?

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Steve Dussek:	Yes absolutely and Rick keep in mind that when we use the 1900 that is just to give us additional spectrum in certain areas where, you know we have high demand and so we can put in 1900 equipment on top of the 850. It is not really to build up new areas and so we are using 1900 spectrum as just overlay in certain areas to compliment the 850 spectrum.

Rick Prentiss:	So it is just extra antennas up at the cell site probably?

Steve Dussek:	That is right. You have some of that and some other things and yes all those costs are baked into our capital expenditure.

Rick Prentiss:	And the Bruce, on the balance sheet you talked about the most recent one from last night. Update us as far as your thoughts on going after some other items on the balance sheet. I guess they are starting to get into view maybe as far as refinancing?

Bruce Kooihuizen:	I think our views are exactly the same as they have always been. And you know our goals as a company is to ultimately reduce our leverage. We have had a lot of success over the last year and a half or two years in reducing leverage and we want to continue doing that. We want to continue bringing down our fixed charges. And we are going to look for opportunities. And a lot of it will depend on the capital markets class. And it’s hard to predict further grow, but we’re going to keep our eyes on that.

Rick Prentiss:	OK. And then on the ARPU side, obviously that was one major change last nigh and the guidance. Where do you think data could go as far as ARPU as we look into ‘07 then. You’ve seen kind of 40 cents a quarter or this quarter has over 40 cents improvement. When can it get up to five, six, seven? Is that something that’s in the plans as far as your view?

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Steven Dussek:	Rick, yes, this is Steve. You know, you can certainly look at everybody else’s space and, you know, if you take out Sprint at the top end, you know, everybody else is in the $5 to $6 range. We certainly have our eyes on that target.

We think it is clearly doable given our product and given our strategies today and our implementation today. So we find ourselves I think at the early kind of the early stage of our data development. And we would expect we certainly would be focused on reaching those type of levels. And clearly view it as doable.

Rick Prentiss:	OK. Great. Good luck guys.

Steven Dussek:	Thank you Rick.

Operator:	Thank you. We’ll go next to Jonathan Schildkraut of Jefferies.

Jonathan Schildkraut:	Hello thank you for taking the questions. A couple of quick ones. Stock based comp for the quarter was up a little bit quarter over quarter, just a fraction. Is $7 to $8 million still the right range there?

Bruce Knooihuizen:	Yes it is.

Jonathan Schildkraut:	And your guidance for the year on EBITDA of 435 to 445 includes that stock based comp costs right?

Bruce Knooihuizen:	That’s correct. Our 435 to 445 is on a GAAP basis in terms of our expenses.

Jonathan Schildkraut:	OK. Thanks. Just want to follow up on something, Bruce you mentioned. What was the number that the company spent in terms of dollars on Spectrum in the quarter? You said

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

there was the TMobile acquisition and also the Texas acquisition if you could break those up separately for me.

Bruce Knooihuizen:	Well the Texas acquisition we previously announced was about 25 million. And the balance for that is primarily spectrum but there’s some other things as well. But it’s — the balance is primarily spectrum.

Jonathan Schildkraut:	OK. So — and that was it?

Bruce Knooihuizen:	That’s right.

Jonathan Schildkraut:	All right. And the — OK. Yes and the last thing. If you could just tell us a little bit about what the company — how the company is approaching the increase in collect costs. Whether you’re comfortable with where the levels are or if there are any specific efforts aimed at managing that?

Steven Dussek:	Jonathan, this is Steve. You know, last year when we, you know, signed the new Cingular agreement, one of the real benefits of that agreement to us was the lowering of our in collect costs from a, you know, a average across the company of 10-1/2 cents to slightly over 5-1/2 cents. That gave us the flexibility to do some of the differentiated rate plans. And initiate those that we did in the second quarter of this year.

We are comfortable with the in collect minutes of use and the cost of those minutes today given the arrangement that we have within the context of our Cingular agreement. So these are, you know, inline with our expectations. We clearly monitor our statewide and unlimited customers and all of our customers quite frankly for any customers who abuse the percentage of minutes that they use off net.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

And we have a process to go out and take care of those customers and move them or ask them to leave. So we are for comfortable with our in collect minutes, we’re comfortable with our cost there. And we do take great caution and have a process in place to monitor, you know, people who use over the contractual limitation of minutes off net.

Jonathan Schildkraut:	OK. Thank you very much.

Steven Dussek:	You’re welcome.

Operator:	Thank you. We’ll go next to Tom Lee of JP Morgan.

Tom Lee:	Hi guys. Good morning guys. I’ve got a couple of follow-up questions just — and I apologize if you gave these numbers already. On the — I’m really curious about the statewide unlimited plans because I know it’s been, you know, pretty central to the rejuvenation of your share of gross adds and your post pay growth. Could you give us some information on what may or may not be surprising you about those customers? You know, if you could tell us I guess, you know, number one, you know, what percentage of gross adds are coming through the state wide unlimited — or sign up for those plans. If you could give me an idea of, you know, what percentage of their minutes are in collect expense so, you know, out of region roaming and how that may compare to your original expectation.

Now the second question I have and I was pretty surprised when you guys mentioned it is how low bad debt’s gotten. You know, it’s only two percent now of revenues. And do you feel that that’s a level — an accrual level that you can sustain now? Especially given your mix of post pay versus pre pay or do you think that this represents sort of more of a, you know, one time level and it could start to creep up.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

And finally I just was hoping you could remind me about your refinancing opportunities. You know, like when the window store opening up because I — if I recall there still are some very sizeable opportunities to refinance debt. Thanks.

Steven Dussek:	OK. Thanks Tom. I’ll take the first question. Bruce can address two and three. Statewide unlimited plans that we rolled out, you know, in the middle of February have — number one we rolled them out for a very clear reason we believe — and it has been proven out — that they do differentiate us in our marketplace.

We did model, you know, on our profitability models certain level of in collect usage. And I’m pleased to say that where that is coming in today is strongly below what we had modeled. So it is, you know, better profitability model than what we had anticipated.

In terms of percentage of gross adds, they represent today in a given month, you know, 35 to 40 percent of our gross adds. So, you know, we are very pleased with what they have done for us, you know, relative to our expectation. The amount of the gross adds that they represent, the traffic that has increased as a result, the simplicity of the plans both to our employees and to our customers and to the profitability model because the in collect minutes are below what we had modeled.

And without getting into specifics of those but I can safely say that they are well below what we had modeled in our original profitability model. And overall usage is at or slightly higher than what we had modeled. So the absolute numbers are lower as well. So, that’s it on the statewide unless you have any follow on questions before Bruce jumps in?

Tom Lee:	Yes. If I could, you know, you know, obviously the statewide plans are really only for GSM plans. Have you seen — could you tell us a little bit about the environment between Cingular and, you know Verizon, you know. Any, has there been any heightened promotional activity by them

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

on handset? Because, you know I guess on a couple of other earnings calls another carrier kind of mentioned how there has been real price competition for the Razor for instance.

And so, you know they saw that having an impact in Q2 numbers. Are you guys, have you seen any sort of handset type, heightened handset activity how it affected you guys? And also whether or not that is continued into, you know beyond second quarter. Thanks.

Steve Dussek:	You know I would say there is some of that. I wouldn’t say there is a great amount. I think it is fairly rational in the market place today in my view. We see some, you know movement on handset subsidy but not, you know abnormal. Let’s just put it that way. And so I see that the competitive landscape as, you know based on y experience in this business is one of being fairly rational at this point.

Tom Lee:	Got you. Thanks guys.

Bruce Knooihuizen:	Tom on your other two questions, the first one had to do with bad debt. And that is getting our rate down to below two percent of service revenue. We have a lot of things that we have put in place over the past year to help with that process. And some of those are as fundamental as having our network back up to our standards, which has helped tremendously.

Likewise we have put some practices in place to get more cash up front from customers when they are in the door, which does two things. One it makes them a little bit more committed if they put cash on the table for a product they are buying from us. And secondly, if they do walk away, the amount that they owe is a lot less.

So we have done a lot of things to help bring that down. Our efforts are to try to maintain a two percent or better rate as we go forward. I will tell you though that the second quarter, we do have

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

certain benefits in the second quarter. That is when a lot of people get their refunds back from the government.

So historically that has been a good quarter for us. But we are certainly working hard to maintain those kinds of rates as we go forward. On the re-financing activity, what I can tell you is that our two biggest issuances, the ACC ten percent notes become callable in August 2007 and the DCS eight and seven eighths percent notes become callable in 2008.

Tom Lee:	Got you and then can you just give me the magnitude, the size of these again?

Bruce Knooihuizen:	The ten percent notes are $900 million and the eight and seven eighths are $420 million.

Tom Lee:	Great thanks guys.

Steve Dussek:	Thank you.

Operator:	Thank you we will go next to Adrianne Dawes of Heartwell.

Adrianne Dawes:	Good morning. I wonder if you could talk a little bit about the competitive landscape and how you see it evolving, whether you got an increase of intensity within the market. Thank you.

Steve Dussek:	Adrianne, this is Steve Dussek. I just mentioned that briefly in Tom Lee’s question. We have our, within our markets we have one or two competitors up to markets where we have four and five competitors. But I think generally speaking, you know we view today’s competitive environment as being fairly rational and everybody looking for ARPU opportunities.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

So I guess we would say in general that it is a rational competitive environment. It is healthy and people are you know everybody is trying to get their share. That is no different than in the past. But I do see certain; you know rational approach to that growth. So, I guess that is how I would summarize it in general.

Adrianne Dawes:	Great thanks.

Steve Dussek:	You are welcome.

Operator:	Thank you, we will go next to Phil Cusick of Bear Stearns.

Phil Cusick:	Hey guys can you hear me?

Steve Dussek:	Yes.

Phil Cusick:	Thanks for taking my question. It seems like the quarter is pretty straightforward. Adds are getting better. Churn is getting better and we like to see that. But I think what people are concerned about out there is on the APRU. What is changed from a month ago where you had expressed confidence in your guidance?

And then second on the margin side. It seems like the margin expansion people have been looking for just isn’t coming through. And can you help us really look at what is the operating leverage that is still in this business over the next year? Thanks a lot.

Bruce Knooihuizen:	Let me talk to about the APRU piece. I would say in general, first and foremost we are pleased with the growth of ARPU in general. If you look at where ARPU will be growing relative to the new range of $48 or $48.50, if you look at where we ended last year. At the low

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

end of that range it grows at about 5.5 percent and at the high end it grows at 6.5 percent to seven percent.

So we feel very good that ARPU is continuing to grow. We understand ATC has been a contributor. We also understand that our data is continuing to grow. Now what is different, when we looked at — when we rolled out the state wide unlimited plans, we had expected a certain level of migrations from some of our higher end national rate plans. We got that. We probably got a little more than we expected.

But the good thing about that is it is at a, it has come to a conclusion. People who have migrated have migrated now. And why we have always held true to the fact that theses are accretive to ARPU, going forward they certainly are. Take out the impact of people who have moved from high-end national plans to the statewide.

Now I will tell you we are happy with that move in you know the sense that those people we believe are far more loyal and sticky as they move forward in terms of likelihood to churn. They are probably in a rate plan that meets their needs more than they did before and it is a differentiated rate plan that they cannot get from anyone else. So we feel that is a good trade off for us.

So I think that would be one of the differences. The other is that the APRU from our TDMA migrations in the past have been running in the $5 to $6 range and that as you get down to these last you know percentages of people moving over, as they move over they are less likely to use some of the GSM features. So the delta is lower than the five to six. It is typically in the $3 to $4 range.

So, I would say those are the, you know the primary differences in ARPU. But that’s say that data ARPU is growing. Voice ARPU is down slightly year-over-year but in the two percent to 2.5

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

percent range. ETC is ((inaudible)) ARPU which we know and we expect that ARPU should continue to grow in the second half of the year.

So we fell good that our ARPU is growing and that it is growing at those rates. It is just that some of the, I think the migrations from the high-end rate plans to statewide unlimited was more than we had anticipated.

Phil Cusick:	And that shift is, your view on that has really changed in the last three weeks or was it sort of evolving already.

Steven Dussek:	Well it was evolving. But it’s really, you know, probably in the last 30 days, 45 days, you know, it reaches a peak that, you know, to pass what we had expected. But now as we look forward that comes to what we call, you know, probably more of a conclusion because the people have migrated have migrated. There’s not more to migrate typically. So they, you know, the early adopters are there and we believe that’s behind us. And moving forward these statewide plans will continue to be accretive to our.

Bruce Knooihuizen:	In terms of the margin we actually are right in track with what we expected from margin expansion. And particularly, you know, you always get some from a seasonality standpoint going to the first quarter and from the first quarter to the second quarter and to the third quarter. As we look out, you know, as we add more subscribers that will be a big driver in our margin expansion as we start accumulating the revenue that they bring to us that we weren’t getting last year and earlier this year. And so we still think that there’s a sizeable fixed cost basis to a lot of our expenses that we will see margin improvement as we add customers, as we add revenue.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Phil Cusick:	OK. But it sounds like the ((inaudible)) the core business is running at a kind of fair margin. Is that how I should look at this? And then as we grow it will be accretive on top of that. But there’s really — there’s not a lot of circ OpEx savings to be had within the business today.

Bruce Knooihuizen:	Well I think when you talk about OpEx savings you’re talking about absolute (reductioning) costs. Certainly there might be some areas but I think a more pertinent factor is there’s sort of a unit costs basis. And that’s what I would expect to decline as we add customers.

Phil Cusick:	OK. Thanks guys.

Steven Dussek:	Thank you Phil.

Operator:	Thank you. We’ll go next to Pat Dyson of Credit Sweep.

Pat Dyson:	Thanks. A few of my questions have already been asked. But I guess two questions would first be at the (ansel) subsidiary gross adds have lagged those at Dobson sale over the last few quarters and you really haven’t seen much growth there. Is there something specific going on competitively within the (ansel) markets that’s different than the Dobson side of the markets that would impact the lower percents there. That would be the first question.

And then two additional questions would be first your outlook on churn as we go into the third and fourth quarter and also your outlook on roaming minutes we go into the third and fourth. Thanks.

Bruce Knooihuizen:	Yes in terms of your gross add question there are a couple of Dobson American that are affecting us. American when you look at pillow gross debt, American had a higher percent coming into the reselling channel. And, you know, Steve talked about the fact that that’s not performing where it needs to be.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

And then secondly when you look at some of the Dobson markets we’ve got markets like Alaska that heavily will wait Dobson markets. That’s basically a new duopoly up there. And so there are some advantages from that standpoint.

Other than that when you look across the market there aren’t really significant differences.

Steven Dussek:	I’ll take the churns piece Pat. You know, obviously we feel good about the improvement in churn driven by those specific plans that we implemented beginning, you know, last year. Post pay churn down to 1.84 percent from 2.1 first quarter.

And I think overall we feel very good and confident that we’ve taken a major spike out of what you’ve seen in the past in terms of churn. And then as we go forward we would expect it to trend more seasonally. Our focus is clear on keeping the post pay at two percent or lower.

We feel we’ve got more improvements to make to the areas that we fell already, you know, feel better about in terms of Network and, you know, care and our distributions. So, you know, we’re very, very focused on that keeping post pay below two percent. And we feel that we can do that given our initiative and given our — where we have come to at this point.

Pat Dyson:	OK and then just final question on roaming.

Bruce Knooihuizen:	Roaming minutes. Oh, OK. What was the question and ((inaudible)).

Pat Dyson:	Just what’s your outlook for the balance of the year on roaming ((inaudible)) use.

Bruce Knooihuizen:	Yes. Our guidance for roamings for the whole year was 25 to 30 percent growth in roaming minutes. And the first quarter grew over 40 percent; second quarter was over 30

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

percent. And we’re still sticking with our guidance. We expect that that growth rate will continue to slow a little bit until it levels off. So we’re still comfortable with our guidance that we’ve given.

Pat Dyson:	OK. Thank you.

Operator:	Thank you. We’ll go next to Patrick Comack of Zachary Investment Research.

Patrick Comack:	Yes, how you doing? I’m just — want to go back to the margin. I don’t see — in EBITDA I don’t see how you hit the guidance based on this quarters results unless you really swing it up in the second half. Now I know that you can do that in the third quarter. But, you know, in the fourth quarter we have that seasonal lack right? So do we have like less of a downturn margins in the fourth quarter. So I mean can you just help us model the second half, third quarter and fourth quarter, so we can get to the EBITDA guidance.

Bruce Knooihuizen:	Well I think generally you’re right on where the third quarter is historically by far the best quarter of the year for us in terms of cash flow. But when you start looking into the fourth quarter does it come down some — the margins? Yes, they’ll come down some.

But this year particularly as compared to last year we’ve got the growing subscriber base that has residual effects each quarter thereafter which we didn’t see last year. So that will help us the fourth quarter. And so, you know, without knowing the details your models are getting into the details, you know, when we look out at our — where we see the revenue going and where we see our cross we’re comfortable with our guidance we’ve given.

Patrick Comack:	I mean do you feel like in the fourth quarter you have to be equally aggressive year over year in terms of your subsidies and, you know, Christmas season and so forth or can you afford to be less aggressive or more aggressive. Just can you help us in that respect?

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Steven Dussek:	I can just say that, you know, (concluant) with what Bruce says that we’re comfortable with the guidance we’ve given and the layout of the third and fourth quarter. And within the context of that, you know, we’ve — we’re comfortable with what gets us there. So, you know, we would reiterate in our guidance of 435 to 443 EBITDA for the full year is still our belief and strong belief.

Patrick Comack:	All righty. Thank you.

Steven Dussek:	You’re welcome.

Operator:	And we’ll go next to Kevin Roe of Roe Equity Research.

Kevin Roe:	Thanks. Good morning gentlemen.

Steven Dussek:	Morning Kevin.

Kevin Roe:	Are EBITDA margins as you’re expecting further improvements through this year, what is your long term goal for margins? Where do you expect to stabilize and over what timeframe?

Bruce Knooihuizen:	You know we that is a good question that we have not given any guidance to. And we are not prepared to respond to that other than to say that we expect margin improvement as we go forward. But we haven’t really stated what the long-term goal is.

Kevin Roe:	The margin improvement in ’07 versus ’06?

Bruce Knooihuizen:	We expect that to happen yes.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Kevin Row:	And on ARPU also the positive trends you mentioned the second half. As you look into ’07, is there further upside from this $48 to $48.50 level you mentioned sort of a five percent to six percent increase from ’05 to ’06. Should we see similar sort of low single-digit ARPU increases in ’07 or should it stabilize at ’06 levels in your opinion?

Steve Dussek:	Well Kevin I will tell you this. We view that there is opportunity on the ARPU side but we will address guidance for ’07 when we get to that point. But we feel that, obviously we have stated there are still growth opportunities for us in data.

We are at the early stage of that. And we are coming to the conclusion of the migration so obviously that, you now that part goes away. But we still feel we have growth opportunities. But in terms of where we think it will go, we will address that when we give our 2007 guidance.

Kevin Row:	So there is, you believe there is further upside to our current ’06 guidance in when you look into ‘07 and beyond.

Steve Dussek:	I would say that piece part, you know we have upside on the data side and I would say that, you know guidance we can address when we get to 2007.

Kevin Row:	OK and on CapEx I believe you may have said this in the past. Is ’06 the peak CapEx year for the company? And I know you are not giving ’07 guidance. But as far as, you know trends as a percent of service revenue, can you give us any idea how to look at that?

Bruce Knooihuizen:	You mean forever?

Kevin Roe:	Forever, well for the foreseeable future.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Bruce Knooihuizen:	Well certainly we had some unique items in ’06. We had the first year CapEx associated with a number of our acquisitions. We had CapEx associated with E911 and so certainly those things will not repeat themselves as things go forward.

But as Steve said we would like to hold back on some of that discussion until we are prepared to give better and more detailed guidance.

Kevin Roe:	OK, thanks guys.

Operator:	Thank you. We will go next to Andrew Morey of Tartan Partners. Mr. Morey, your line is open please go ahead. And we will go on to David Sharret of Lehman Brothers.

David Sharret:	Good morning and thanks for taking my question. I guess first on the statewide, nationwide plans, if you could just tell us what percentage of the base? I know you gave the percentage of gross adds but the percentage of the base that is on those plans and Steve just your confidence that customers whose contracts are coming up in the second half of the year won’t continue to migrate. Maybe just to clarify that existing customers were allowed to migrate are still under contract thus far. So you would have seen all that already. That is just the first question.

Steve Dussek:	Yes in terms of the base, the percentage of the base on the statewide plans, you know we don’t divulge that. But I can tell you on the gross add basis and we gave you the ((inaudible)) 22 percent, the tip of the second quarter. In terms of the second part of your question, can you repeat for me David?

David Sharret:	Yes, just that your are confident that you have seen most of the migration already and you don’t expect, you know meaningful migrations going forward given contracts, a lot of contracts come up in the second half of the year.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Steve Dussek:	No, I am confident that we have seen the high end of that, you know from the initial early adopters if you will. In terms of people going forward, we have, you know people coming out of contracts you know every month as you point out.

And in terms of where they go, you know in terms of what they renew on they could certainly renew on those plans. Some of those plans would certainly be you know a bump up in terms of what they renewed to. So it wouldn’t just be people coming off of contracts on high-end plans, it would be all plans they would be able to move to that.

Bruce Knooihuizen:	And even the nationwide customers were allowed to migrate to those even if they were under contract.

David Sharret:	OK.

Bruce Knooihuizen:	That gives us the confidence that we have seen the build on that.

David Sharret:	That is helpful, and then just two other data points if you have them. The in collect cost per sub in the second quarter versus the first quarter and if you have the amount of your roaming revenue that was from data roaming specifically in the second quarter versus the first quarter. If you have those, if not I can get them from you off line.

Steve Dussek:	David we will follow up on that.

David Sharret:	OK.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Bruce Knooihuizen:	In terms of the minutes per subscriber, we are seeing you know just roughly about 12 percent of their minutes are being used off net and that equates to, you know in the second quarter just a little under 80 minutes per sub.

David Sharret:	And is that 12 percent second quarter, is that generally in line with the first quarter? Is that high?

Bruce Knooihuizen:	Yes it is generally in line. When I look to the history, at one time we were up closer to 15 percent or 16 percent and that number is actually come down over time as a percent total.

David Sharret:	OK great thanks.

Operator:	Thank you; we will go next the Matthew Dundon of Miller Tabak Roberts.

Matthew Dundon:	Hi I apologize if these numbers were out there. Could you give me the last quarter and year ago gross both pre-paid and post-paid and reseller GSM percentages?

Bruce Knooihuizen:	You want the last quarter?

Matthew Dundon:	One; March 31, 2006 and June 30, 2005.

Bruce Knooihuizen:	What the gross GSM.

Steve Dussek:	Gross paid?

Matthew Dundon:	Including post-paid — pre-paid.

Bruce Knooihuizen:	The total.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Steve Dussek:	Not GSM right, the total is GSM now. I guess we are asking for a clarification. Do you want total gross adds for post paid?

Matthew Dundon:	Right that is right.

Steve Dussek:	OK, this quarter total gross adds were 89,600 of a total of 127,900.

Matthew Dundon:	And then also as a follow up on the new Amsell senior secured facility, what — is the $200 million immediate draw and then another $100 million that you are planning to draw before the end of ‘06? Is that a correct read?

Bruce Knooihuizen:	No we have flexibility.

Steve Dussek:	We have ability to draw over the next year but we are not committed to draw.

Matthew Dundon:	so it is only $100 million committed draw at closing?

Steve Dussek:	Committed on our part.

Matthew Dundon:	Yes.

Steve Dussek:	Just want to make sure, the other $100 million is committed by the bank.

Bruce Knooihuizen:	And the $100 million was not at close. We drew $50 million at close and we are committed to draw another 50 by the end of September.

Matthew Dundon:	OK. Great thank you very much.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Bruce Knooihuizen:	OK. Sorry.

Operator:	Thank you. Once again, that’s star one if you would like to ask a question. We’ll go next to Michael Nelson of Stanford Group.

Michael Nelson:	Thank you. Can you identify and discuss.

Steven Dussek:	Hello?

Operator:	And we’ll move on to Anna Goshko of Banc of America Securities.

Steven Dussek:	OK. Hopefully he’ll come back.

Anna Goshko:	I’m here thanks very much. My question is on what you’re expecting in terms of continued net reseller losses for the second half of the year. And if I’ve got my numbers right I think you lost 8,000 net on a consolidated basis in the reseller channel.

And the reason I’m zoning in on this is I’m just putting the math together on your guidance for the second half. So, you know, I just put in what you’re midpoint of your gross adds are. I’ve, you know, keeping consolidated churn constant.

And what spits out is a net add number which is a lot higher than what your current guidance is. So leading me to believe that if everything is staying constant, your post pay and pre pay channels either your guidance is very light or you’re going to be losing more on the reseller channel.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Steven Dussek:	Well let’s adjust the reseller situation. As I said that, you know, we’re working on the — with ((inaudible)) to develop a new amendment to our existing agreement which would allow them to begin selling on our GSM network. And we would hope to have that signed some time late this quarter, early next quarter. And it has to get operationalized.

In terms of our net adds — and obviously we feel we had a very strong first half 20,000. We expect obviously to get the high end of the guidance of 40. We’re executing on our plans. We have competence in our net add growth. And we will reassess any change or potential change to guidance at the end of the third quarter.

Certainly, you know, we’re heading into what is typically a strong, you know, second half is typically stronger than the first half for growth. And we feel we have all the blocks in place, you know, to continue our performance. So as a result that’s the guidance we have given. And should we come to the conclusion of the third quarter. And should we feel it appropriate at that time then we’ll address guidance at the third quarter call.

Anna Goshko:	OK. If I can follow up on just the first part of my question. Is there any reason to believe that your reseller net losses should accelerate into the second half?

Steven Dussek:	You know, I — from what we can see I wouldn’t say that they would necessarily accelerate. I mean there is a seasonal situation for them as well is their stronger selling season. But, you know, that’s something that, you know, the insight there is more limited than what we have in terms of our own operations. So I’d say anything’s possible. But, you know, at this stage we would expect to get this — through this agreement we would expect that things would improve there. However as I said, anything’s possible in terms of the way that the resellers operate.

Bruce Knooihuizen:	On the reselling channels a lot of it, as Steve said will be dependent on our contract with Trac’s phone. And how quickly they can be up and running. What we’ve seen in the first two

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

quarters is the reseller activity on the gross add basis has been declining. And there — that channel tends to have a higher churn rate than what we typically have. And it’s just hard to tune in an exact churn rate now for that. But that’s what we’ve seen in terms of trends.

Anna Goshko:	OK. Thank you.

Operator:	Thank you. We’ll go next to Ned Zachar of Madoff.

Ned Zachar:	Can you hear me?

Steven Dussek:	Yes.

Bruce Knooihuizen:	Yes.

Ned Zachar:	Following up on the margin question from before. Maybe a better way to ask the question is as you look into the future as far as the conversion of revenues into EBITDA could you give us some flavor or feeling about what we should expect in that regard as we try to figure out what longer term margin should be. Should that number be 30 cents of each new dollar or 50 cents of each new dollar or 10 cents? Help us if you would in that regard.

Bruce Knooihuizen:	I think we’ve said what we’re going to at this point on margin.

Ned Zachar:	OK. Thanks.

Operator:	Thank you. We’ll go next to Maura Shaughnessy of MSS Financial Services.

Maura Shaughnessy:	Just a couple of questions. First in terms of the cost of debt as we speak today what is that number?

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Steven Dussek:	((Inaudible)).

Maura Shaughnessy:	I’m sorry?

Steven Dussek:	8 and 3/4.

Maura Shaughnessy:	8 and 2/4 is your cost of debt as of today?

Steven Dussek:	Yes.

Maura Shaughnessy:	OK. And you won’t be paying cash taxes until next century or so right?

Bruce Knooihuizen:	What we have a large amount of NOL’s available. Yes.

Maura Shaughnessy:	And what is that NOL value on an absolute basis right now?

Bruce Knooihuizen:	It’s a little over 900 million.

Steven Dussek:	I think it’s more about 800 million.

Bruce Knooihuizen:	800 million ((inaudible)).

Maura Shaughnessy:	OK. And getting back to the CapEx question, you know, the 170 million which you raised in May from the 155. I would assume that at worst ’07 is flat with ’06.

Steven Dussek:	I think that without — we’re not going to give guidance. But I think that, you know, and Bruce talked about the various piece parts that go in on that, you know. The most recent

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

changing guidance was due to the acquisition related actions that we have. So, you know, I look at, you know, we’re going to continue to invest in our Network. But I would look at, you know, going forward that, you know, it certainly barring any unforeseen or anything that we’re not — we don’t see today that would be hard for us to see it above that number.

Maura Shaughnessy:	OK. And an earlier question was your big chunks of maturities to August ’07 and the ’08 maturity overall about a billion three. Is there any chance that any of that could be done early? And are the economics make any sense or et cetera?

Bruce Knooihuizen:	That’s a question of the economics from a structural standpoint. There’s nothing that prevents us from doing something with those early. Obviously you need to go through the tender round or open market purchases. But other than that there’s — its temperature economics on when we do it.

Maura Shaughnessy:	OK. And why hasn’t the TracPhone deal been struck already? Why are we still waiting for that?

Bruce Knooihuizen:	Well we are in various negotiations with them. They’re working on further TDMA issues in their inventory. And we have continued to negotiate with them. There’s nothing — we have a very good relationship with them. And we expect, as I said that that would give us some closure here either late in the third quarter or early fourth quarter.

Maura Shaughnessy:	OK. Great. Thanks very much.

Bruce Knooihuizen:	Thank you.

Steven Dussek:	Diana, we’ll go ahead and take one more question please.

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

Operator:	Thank you. We’ll return to Tom Lee of JP Morgan.

Tom Lee:	Hi guys. Just a follow up because it does seem like there were a few questions related to the statewide unlimited plans. I wanted to get a better feel for one your flexibility for falling to in collect expense. And I guess it is both in terms of which network you roam on to. Is there is differential in rate between what you pay Singular versus what you pay T-Mobile.

And do you have, you know the ability to sort of change you know the preferred in-collect expense depending on I guess, you know which markets you have different rates for. And secondly, are you able to contractually selectively increase prices or, you know migration of customers to other plans based on a stipulated percentage of in collect expense or in collect usage off network I guess.

Steve Dussek:	For the second part of your question, what we addressed earlier was that we have in our contract if they see a certain percentage of their usage on off net basis or in collect basis, that we have the right and the ability to higher them or to move them to another plan and work with them to get them into compliance. That does exist contractually today. We do have a process in place that is active that we work. And when we find some of those folks we do take action.

Bruce Knooihuizen:	In terms of the networks without getting into a rate discussion between or differences between the different ones, obviously T-Mobile and Singular are big customers of ours. And so we feel we have negotiated good contracts with both of them. We are committed contractually to put our traffic on Singular where we can. And so that is what we do.

Tom Lee:	Got you thanks.

Steve Dussek:	Listen we appreciate today’s interest, the questions. We feel very good about our quarter and about our outlook going forward. We think the key pieces are in place. We are executing

This transcript was transcribed and prepared by an independent reporting agency.
DOBSON COMMUNICATION
Moderator: Warren Henry
08-09-06/9:00 a.m. CT
Confirmation # 9643445

against our plan and against our stated strategies and we feel very good about ourselves going forward. So, again we appreciate our interest today and your questions and we look forward to talking to you again at the end of the third quarter. Thank you.

Operator:	Thank you or your participation. That does conclude today’s conference. You may disconnect at this time.
END